Exhibit A

Risks of Investing

THE PURCHASE OF A SAFE IS SPECULATIVE AND INVOLVES SIGNIFICANT RISK, INCLUDING THE RISK THAT YOU COULD LOSE ALL YOUR MONEY OR EVEN MORE. THE PURCHASE OF A SAFE IS SUITABLE ONLY FOR INVESTORS WHO FULLY UNDERSTAND AND ARE CAPABLE OF BEARING THE RISKS.

SOME OF THE RISKS ARE DESCRIBED BELOW. THE ORDER IN WHICH THESE RISKS ARE DISCUSSED IS NOT INTENDED TO SUGGEST THAT SOME RISKS ARE MORE IMPORTANT THAN OTHERS.

You Might Lose Some or All of Your Money: When you buy a certificate of deposit from a bank, the Federal government (through the FDIC) guaranties you will get your money back. Buying a SAFE is not like that at all. The ability of the Company to make the distributions you expect, and ultimately to give you your money back, depends on many factors, including some beyond our control. Nobody guaranties that you will receive distributions and you might lose some or all of your money.

Market Adoption Risk: Kovo LLC operates in the fitness and wellness industry, which is highly competitive and subject to rapid changes in consumer preferences. Despite the unique proposition of combining gaming and fitness, there is no guarantee that the market will adopt our solution at the projected rates. Our business model relies on significant user engagement and subscription conversions, which may not materialize as expected. The failure to attract and retain users could adversely impact our revenue and growth prospects.

Technological Challenges: The development of our proprietary AI technology and immersive avatar system is complex and may face unforeseen technical issues or delays. Any failure to successfully develop, integrate, and maintain these technologies could affect our ability to provide a seamless and engaging user experience, which is crucial for user retention and satisfaction. Additionally, rapid technological advancements may render our solutions obsolete, requiring continuous investment in research and development.

Dependence on Key Personnel: Our success heavily relies on the expertise and efforts of our founders and key team members. The loss of any key personnel could adversely impact our business operations and growth prospects. Attracting and retaining qualified personnel in the highly competitive technology and fitness industries is critical to our success.

User Engagement and Retention: Our business model relies heavily on user engagement and retention. If users do not find our gamified fitness app engaging or valuable, they may not convert to paying customers or may discontinue use after a short period. This could adversely affect our ability to generate revenue and achieve profitability.

Partnerships and Collaborations: Our growth strategy involves forming strategic partnerships and collaborations. There is no guarantee that we will be able to establish or maintain these partnerships, and the failure to do so could limit our growth opportunities and market reach.

Uninsured Losses: We will try to ensure that our assets and business are covered by insurance against certain risks, including fire. However, we may not carry insurance against the risk of natural disasters like earthquakes or floods, and there might be other risks that cannot be insured or cannot be insured at affordable premiums. Further, it is possible that we may accidentally allow our insurance to lapse. If our assets or business were damaged by an uninsured or under-insured risk, the Company could suffer a significant loss.

Need for Additional Capital: The Company will need more capital. There is no assurance that additional capital will be available at the times or in the amounts needed, or that, if capital is available, it will be available on acceptable terms. For example, if capital is available in the form of a loan, the loan might bear interest at very high rates, or if capital is available in the form of equity, the new investors might have rights superior to those of Investors. For example, they might have the right to be paid before you are, to receive larger distributions, to have a greater voice in management, or otherwise.

Risks of Relying on Third Parties: We will engage third parties to provide some essential services. If a third party we retain performs poorly or becomes unable to fulfill its obligations, our business could be disrupted. Disputes between us and our third-party service providers could disrupt our business and may result in litigation or other forms of legal proceedings (e.g., arbitration), which could require us to expend significant time, money, and other resources. We might also be subject to, or become liable for, legal claims by our tenants or other parties relating to work performed by third parties we have contracted with, even if we have sought to limit or disclaim our liability for such claims or have sought to insure the Company against such claims.

Risk of Inaccurate Financial Projections: The Company might provide prospective investors with financial projections, based on current information and our current assumptions about future events. Inevitably, some of our assumptions will prove to have been incorrect, and unanticipated events and circumstances may occur. The actual financial results for the Company will be affected by many factors, most of which are outside of our control, including but not limited to those described here. Therefore, there are likely to be differences between projected results and actual results, and the differences could be material (significant), for better or for worse.

Risk of Forward-Looking Statements: The term “forward-looking statements” means any statements, including financial projections, that relate to events or conditions in the future. Often, forward-looking statements include words like “we anticipate,” “we believe,” “we expect,” “we intend,” “we plan to,” “this might,” or “we will.” The statement “We believe our market will continue to expand” is an example of a forward-looking statement.

Forward-looking statements are, by their nature, subject to uncertainties and assumptions. The statement “We believe our market will continue to expand” is not like the statement “We believe the sun will rise in the East tomorrow.” It is impossible for us to know exactly what is going to happen in the future, or even to anticipate all the things that could happen. Our business could be subject to many unanticipated events, including all of the things described here.

Consequently, the actual financial results of investing in the Company could and almost certainly will differ from those anticipated or implied in any forward-looking statement, and the differences could be both material and adverse. We do not undertake any obligation to revise, or publicly release the results of any revision to, any forward-looking statements, except as required by applicable law. GIVEN THE RISKS AND UNCERTAINTIES, PLEASE DO NOT PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS.

No Right to Participate in Management of the Company: Investors will have no right to participate in the management of the Company. You should consider buying a SAFE only if you are willing to entrust all aspects of the Company’s business to our management team.

Equity Comes Last In The Capital Stack: Your SAFE is an equity security, and if it converts it will probably be converted into another form of equity security. The holders of equity securities stand to profit most if the company does well, but stand last in line to be paid when the company dissolves. Everyone – the bank, the holders of debt securities, even ordinary trade creditors – has the right to be paid first. You might buy equity hoping the company will be the next Facebook but face the risk that it will be the next Theranos.

You Don’t Know What You’re Getting: If the Company raises additional capital, your SAFE might convert into a different kind of security. You have no way of knowing today what that security will look like.

SAFEs Are Not Appropriate For All Issuers: SAFEs were developed in Silicon Valley for a particular kind of company that is common in Silicon Valley: a company expected to experience rapid growth and multiple rounds of financing with an exit (a sale of the company or a public offering) in the not-too-distant future. Of all the companies formed in the U.S. every year, only a small percentage fit that profile. Consequently, SAFEs are not always appropriate.

Reliance on Management Team: The Company has a small management team. If any member of our management team were to die, become seriously ill, or leave, it could damage our prospects.

No Market for the SAFEs; Limits on Transferability: There are several obstacles to selling or otherwise transferring your SAFE or the securities into which your SAFE is converted:

●	There will be no public market for your securities, meaning you could have a hard time finding a buyer.

●	By law, for a period of one year you will be permitted to sell your securities only to certain permitted buyers, including the Company and “accredited investors.”

●	The Company has the right to impose conditions on the sale of securities, and these conditions might not be acceptable to you.

Taking all that into account, you should plan to own your securities until the Company is sold.

No Registration Under Securities Laws: Neither the Company nor the SAFE will be registered with the SEC or the securities regulator of any State. Hence, neither the Company nor the SAFE are subject to the same degree of regulation and scrutiny as if they were registered.

Incomplete Offering Information: The SAFEs are being offered pursuant to Reg CF. Reg CF does not require us to provide you with all the information that would be required in some other kinds of securities offerings, such as a public offering of securities. Although we have tried to provide all the material information we believe is necessary for you to make an informed decision, and we are ready to answer any questions you might have, it is possible that you would make a different decision if you had more information.

We Will Count Investments Made by Insiders Toward Our Target Amount: In calculating whether we have reached our target amount, we will count new investments made by the people affiliated with the Company, even its founders. Some of these people could have their own reasons for trying to reach the target amount, i.e., reasons other than expecting a profit on their investment. Hence, you should not view investments made by others as a reason for you to invest yourself.

Lack of Ongoing Information: While we will provide you with periodic statements concerning the Company and the Units, we will not provide nearly all of the information that would be required of a public reporting company.

Conflicts of Interest: Conflicts of interest could arise between the Company and Investors. For example:

●	It might be in the best interest of Investors if our management team devoted their full time and attention to the Company. However, our management team could be involved with other business ventures, including ventures that compete with the Company.

●	The compensation of our management team was established by the members of the management team, not negotiated at arm’s length. They might increase their own compensation in the future.

The Investment Agreement Limits Your Rights: The Investment Agreement will limit your rights in several important ways if you believe you have claims against us arising from the purchase of your SAFE:

●	In general, your claims would be resolved through arbitration, rather than through the court system. Any such arbitration would be conducted in Wilmington, Delaware, which might not be convenient for you.

●	You would not be entitled to a jury trial.

●	You would not be entitled to recover any lost profits or special, consequential, or punitive damages.

●	If you lost your claim against us, you would be required to pay our expenses, including reasonable attorneys’ fees. If you won, we would be required to pay yours.

Breaches of Security: It is possible that our systems would be “hacked,” leading to the theft or disclosure of confidential information you have provided to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our vendors may be unable to anticipate these techniques or to implement adequate preventive measures.

The foregoing are not necessarily the only risks of investing.

Please consult with your professional advisors.

4